Exhibit 99.1

Kintara Therapeutics Announces Fiscal 2023 Third Quarter Financial Results and Provides Corporate Update

SAN DIEGO, May 11, 2023 /PRNewswire/ -- Kintara Therapeutics, Inc. (Nasdaq: KTRA) (“Kintara” or the “Company”), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, today announced financial results for its fiscal third quarter ended March 31, 2023 and provided a corporate update.

RECENT CORPORATE DEVELOPMENTS

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Case study data from two abstracts was presented by MD Anderson Cancer Center from the VAL-083 expanded access program at the American Association for Cancer Research (AACR) Annual Meeting (April):
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RELA fusion-positive ependymoma and diffuse midline glioma treated with VAL-083 under expanded access - case reports. The abstract described two patient case reports, one with ependymoma and one with diffuse midline glioma, treated with VAL-083 under an expanded access program. The cases highlighted that VAL-083 may be a treatment option for recurrent RELA fusion-positive ependymoma and diffuse midline glioma refractory to other treatments.
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VAL-083 in patients with recurrent glioblastoma treated under expanded access program. The abstract reported on background characteristics, and safety and efficacy measures, from 24 patients with recurrent GBM treated with VAL-083 under an expanded access program. The posters illustrated that the use of VAL-083 continued to show benefit in the treatment of GBM patients who had multiple recurrences and have limited therapeutic options.

“We are encouraged by the recent progress of our lead asset in brain cancer, VAL-083, including data presented at the AACR Annual Meeting, and look forward to announcing top-line data in the international registrational GBM AGILE Study before the end of calendar 2023,” commented Robert E. Hoffman, Kintara’s President and Chief Executive Officer. “We continue to be optimistic about the future of our REM-001 program for treating cutaneous metastatic breast cancer and our team is more committed than ever to bringing this innovative therapy to patients in need."

SUMMARY OF FINANCIAL RESULTS FOR FISCAL YEAR 2023 THIRD QUARTER ENDED MARCH 31, 2023

As of March 31, 2023, Kintara had cash and cash equivalents of approximately $3.0 million.

For the three months ended March 31, 2023, Kintara reported a net loss of approximately $3.3 million, or $1.94 per share, compared to a net loss of approximately $5.4 million, or $5.45 per share, for the three months ended March 31, 2022. For the nine months ended March 31, 2023, Kintara reported a net loss of approximately $11.3 million, or $7.32 per share, compared to a net loss of approximately $17.2 million, or $22.39 per share, for the nine months ended March 31, 2022. The decreased net losses for the three and nine months ended March 31, 2023 compared to the three and nine months ended March 31, 2022 was largely due to lower research and development expenses as well as lower general and administrative costs.

Selected Balance Sheet Data (in thousands)

	March 31, 2023	June 30, 2022
	$	$
Cash and cash equivalents	3,045	11,780
Working capital	3,226	9,268
Total assets	6,740	15,948
Total stockholders’ equity	3,786	11,795

Selected Statement of Operations Data (in thousands, except per share data)

For the three months ended

	March 31,	March 31,
	2023	2022
	$	$
Research and development	2,005	3,474
General and administrative	1,297	1,884
Other income	(38)	(2))
Net loss for the period	(3,264)	(5,356)
Series A Preferred cash dividend	(2)	(2)
Net loss for the period attributable to common stockholders	(3,266)	(5,358)
Basic and fully diluted weighted average number of shares	1,681	983
Basic and fully diluted loss per share	(1.94)	(5.45)

For the nine months ended

	March 31,	March 31,
	2023	2022
	$	$
Research and development	7,235	11,169
General and administrative	4,212	6,055
Other income	(133)	(9)
Net loss for the period	(11,314)	(17,215)
Series A Preferred cash dividend	(6)	(6)
Series C Preferred stock dividend	(362)	(2,462)
Net loss for the period attributable to common stockholders	(11,682)	(19,683)
Basic and fully diluted weighted average number of shares	1,596	879
Basic and fully diluted loss per share	(7.32)	(22.39)

Kintara’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the Company’s website at: http://ir.kintara.com/sec-filings.

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs. Kintara is developing two late-stage therapeutics for clear unmet medical needs with reduced risk development programs. The two programs are VAL-083 for glioblastoma (GBM) and REM-001 Therapy for cutaneous metastatic breast cancer (CMBC).

VAL-083 is a ‘first-in-class’, small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g., NSCLC, bladder cancer, head and neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on Kintara's internal research programs and these prior NCI-sponsored clinical studies, Kintara is currently advancing VAL-083 in the Global Coalition for Adaptive Research registrational Phase 2/3 clinical trial titled Glioblastoma Adaptive Global Innovative Learning Environment (GBM AGILE) Study to support the development and commercialization of VAL-083 in GBM.

Kintara also has a proprietary, late-stage photodynamic therapy platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 Therapy, which consists of the laser light source, the light delivery device, and the REM-001 drug product, has been previously studied in four Phase 2/3 clinical trials in patients with CMBC who had previously received chemotherapy and/or failed radiation therapy. In CMBC, REM-001 has a clinical efficacy to date of 80% complete responses of CMBC evaluable lesions and an existing robust safety database of approximately 1,100 patients across multiple indications. Kintara has paused the REM-001 CMBC program to conserve cash resources.

For more information, please visit www.kintara.com or follow us on Twitter at @Kintara_Thera, Facebook and Linkedin.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the Company's clinical trials and the GBM AGILE Study. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies; global unrest; and the continued impact of the COVID-19 pandemic. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2022, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS

Investors
LifeSci Advisors
Mike Moyer, Managing Director

617.308.4306

Media Inquiries
David Schull or Ignacio Guerrero-Ros, Ph.D.
Russo Partners
858.717.2310
646.942.5604